EXHIBIT 99.1

THOMASVILLE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

THOMASVILLE BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2006

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	2

Consolidated statements of income	3

Consolidated statements of comprehensive income	4

Consolidated statements of stockholders’ equity	5

Consolidated statements of cash flows	6

Notes to consolidated financial statements	7-28

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Thomasville Bancshares, Inc.

Thomasville, Georgia

We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc., Thomasville, Georgia and subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and subsidiary at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/Francis & Co., CPAs

Atlanta, Georgia
March 14, 2007

THOMASVILLE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

	2006	2005
Assets
Cash and due from banks	$13,523,928	$9,613,584
Interest-bearing deposits in banks	5,329	47,405
Federal funds sold	17,614,164	17,921,281
Securities available for sale, at fair value	13,413,548	10,371,728
Restricted equity securities, at cost	1,266,649	1,344,500
Other equity securities, at cost	290,000	290,000
Loans	242,460,338	227,071,077
Less allowance for loan losses	3,364,533	2,712,745

Loans, net	239,095,805	224,358,332
Premises and equipment, net	5,900,751	5,630,095
Goodwill	3,372,259	3,372,259
Interest receivable	2,905,420	2,039,420
Other assets	1,872,295	1,317,418

	$299,260,148	$276,306,022

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$31,973,060	$32,666,621
Interest-bearing	228,731,052	205,210,751

Total deposits	260,704,112	237,877,372
Other borrowings	7,341,667	11,067,263
Junior subordinated debentures	4,124,000	4,124,000
Accrued interest payable	551,731	306,878
Other liabilities	429,219	453,491

Total liabilities	273,150,729	253,829,004

Commitments and contingencies
Stockholders’ equity
Common stock, par value $1.00; 10,000,000 shares authorized; 2,957,698 and 2,940,507 issued and outstanding	2,957,698	2,940,507
Paid-in capital	8,298,041	8,160,931
Retained earnings	14,987,978	11,553,880
Accumulated other comprehensive loss	(134,298)	(178,300)

Total stockholders’ equity	26,109,419	22,477,018

$299,260,148	$276,306,022

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Interest income
Interest and fees on loans	$18,396,291	$14,498,333
Interest on taxable securities	527,803	423,108
Interest on federal funds sold	671,360	302,033
Interest on deposits in other banks	2,262	1,049

	19,597,716	15,224,523

Interest expense
Interest on deposits	8,200,979	4,733,440
Interest on other borrowings	794,633	808,800

	8,995,612	5,542,240

Net interest income	10,602,104	9,682,283
Provision for loan losses	720,000	495,000

Net interest income after provision for loan losses	9,882,104	9,187,283

Noninterest income
Service charges on deposit accounts	727,327	668,077
Other service charges, commissions and fees	191,887	182,679
Trust and investment services	2,230,079	1,739,572
Mortgage origination fees	197,265	134,945
Other	354,706	320,952

	3,701,264	3,046,225

Noninterest expense
Salaries and employee benefits	4,043,153	3,631,693
Equipment	549,357	549,610
Occupancy	339,680	366,713
Data processing	505,006	468,005
Advertising and marketing	390,891	358,808
Legal and accounting	266,712	209,099
Other operating	1,317,543	1,244,961

	7,412,342	6,828,889

Income before income taxes	6,171,026	5,404,619
Applicable income taxes	1,850,195	1,855,121

Net income	$4,320,831	$3,549,498

Basic earnings per share	$1.46	$1.21

Diluted earnings per share	$1.42	$1.16

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Net income	$4,320,831	$3,549,499

Other comprehensive income (loss):
Net unrealized holding gains (losses) arising during period, net of tax (benefits) of $22,668 and $(77,656)	44,002	(150,744)

Total other comprehensive income (loss)	44,002	(150,744)

Comprehensive income	$4,364,833	$3,398,755

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock		Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance, December 31, 2004	2,937,625	$2,937,625	$7,872,245	$8,739,226	$(27,556)	$19,521,540
Net income	—	—	—	3,549,499	—	3,549,499
Cash dividend declared, $0.25 per share	—	—	—	(734,845)	—	(734,845)
Other comprehensive loss	—	—	—	—	(150,744)	(150,744)
Issuance of common stock	2,882	2,882	50,214	—	—	53,096
Issuance of restricted stock	—	—	238,472	—	—	238,472

Balance, December 31, 2005	2,940,507	2,940,507	8,160,931	11,553,880	(178,300)	22,477,018
Net income	—	—	—	4,320,831	—	4,320,831
Cash dividend declared, $0.30 per share	—	—	—	(886,733)	—	(886,733)
Other comprehensive income	—	—	—	—	44,002	44,002
Issuance of common stock	2,053	2,053	46,387	—	—	48,440
Exercise of stock options	400	400	3,600	—	—	4,000
Stock-based compensation	—	—	24,902	—	—	24,902
Issuance of restricted stock	14,738	14,738	62,221	—	—	76,959

Balance, December 31, 2006	2,957,698	$2,957,698	$8,298,041	$14,987,978	$(134,298)	$26,109,419

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
OPERATING ACTIVITIES
Net income	$4,320,831	$3,549,499
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan loss	720,000	495,000
Provision for deferred taxes	(644,069)	(75,000)
Depreciation	360,868	319,042
Stock-based compensation	24,902	—
Increase in interest receivable	(866,000)	(625,273)
Increase in interest payable	244,853	28,909
Increase (decrease) in taxes payable	(109,650)	12,227
Net other operating activities	151,902	197,161

Total adjustments	(117,194)	352,066

Net cash provided by operating activities	4,203,637	3,901,565

INVESTING ACTIVITIES
Decrease in interest-bearing deposits in banks	42,076	1,499
Purchases of securities available for sale	(2,975,150)	(8,501,188)
Proceeds from maturities of securities available for sale	—	14,350,024
(Increase) decrease in federal funds sold	307,117	(17,259,018)
Increase in loans, net	(15,457,473)	(20,525,012)
Net change in restricted equity securities	77,851	42,300
Purchase of premises and equipment	(631,524)	(1,133,213)

Net cash used in investing activities	(18,637,103)	(33,024,608)

FINANCING ACTIVITIES
Increase in deposits	22,826,740	38,670,809
Repayment of other borrowings	(4,725,596)	(9,405,844)
Proceeds from other borrowings	1,000,000	—
Proceeds from issuance of junior subordinated debentures	—	4,000,000
Dividends paid	(886,733)	(734,845)
Exercise of stock options	4,000	—
Issuance of common stock, net	48,440	53,096
Issuance of restricted stock	76,959	238,472

Net cash provided by financing activities	18,343,810	32,821,688

Net increase in cash and due from banks	3,910,344	3,698,645
Cash and due from banks at beginning of year	9,613,584	5,914,939

Cash and due from banks at end of year	$13,523,928	$9,613,584

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$8,750,759	$5,513,331
Cash paid for income taxes	2,485,020	1,969,719

See Notes to Consolidated Financial Statements.

THOMASVILLE BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Thomasville Bancshares, Inc. (the “Company”) is a one-bank holding company whose principal activity is the ownership and management of its wholly-owned commercial bank subsidiary, Thomasville National Bank (the “Bank”). The Bank has two locations in Thomasville, Thomas County, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Thomas County, Georgia and surrounding counties. The Bank also offers trust and investment services through TNB Financial Services, a division of the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due from Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest-bearing deposits at other financial institutions, loans, federal funds sold and deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $7,645,000 and $4,219,000 at December 31, 2006 and 2005, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of specific securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

Loans are reported at their outstanding principal balances less unearned income and the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows, or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets. Expenditures for major improvements of the Company’s premises and equipment are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are expensed in the period incurred. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Company’s income statement.

Building	39 years
Furniture and equipment	3-7 years

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets purchased in business combinations. Goodwill is required to be tested annually for impairment or whenever events occur that may indicate that the recoverability of the carrying amount is not probable. In the event of an impairment, the amount by which the carrying amount exceeds the fair value is charged to earnings. The Company performed its annual test of impairment in the fourth quarter and determined that there was no impairment in the carrying value of goodwill assigned to its subsidiary bank as of November 1, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are expensed. The Company had no foreclosed assets at December 31, 2006 and 2005.

Trust and Money Management

Property and funds held by the Company and its subsidiary in a fiduciary or other capacity for the benefit of its customers are not included in the accompanying consolidated financial statements since such items are not assets of the Company. Income earned from fees charged against trust assets, including money management services, are recognized in the Company’s consolidated income statements.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

Stock-Based Compensation

At December 31, 2006, the Company had options outstanding under three stock-based employee compensation plans, which are described in more detail in Note 9. Prior to January 1, 2006, the Company accounted for its stock option plans under the recognition and measurement provision of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted FASB No. 123R, Share-Based Payment, utilizing the “modified prospective” method as described in FASB No. 123R. In the “modified prospective” method, compensation cost is recognized for all stock-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with FASB No. 123R, prior period amounts were not restated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Year Ended December 31, 2005
Net income, as reported	$3,549,499
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(8,921)

Pro forma net income	$3,540,578

Earnings per share:
Basic—as reported	$1.21

Basic—pro forma	$1.21

Diluted—as reported	$1.16

Diluted—pro forma	$1.16

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and restricted stock.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassification of Certain Items

Certain items in the consolidated financial statements as of and for the year ended December 31, 2005 have been reclassified, with no effect on net income and no material effect on total assets, to be consistent with the classifications adopted for the year ended December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation is effective for fiscal years beginning after December 15, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

NOTE 2. SECURITIES

The amortized cost and fair value of securities available for sale are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2006:
U. S. Government sponsored agencies	$13,617,030	$—	$(203,482)	$13,413,548

December 31, 2005:
U. S. Government sponsored agencies	$10,641,880	$—	$(270,152)	$10,371,728

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The amortized cost and fair value of securities available for sale as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized	Fair
	Cost	Value
Due within one year	$4,881,436	$4,853,767
Due from one to five years	8,735,594	8,559,781

	$13,617,030	$13,413,548

Securities with a carrying value of $11,760,000 and $8,950,000 at December 31, 2006 and 2005, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities during the years ended December 31, 2006 and 2005.

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2006 and 2005.

	Less Than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
U. S. Government agencies	$1,723,379	$(1,005)	$11,690,169	$(202,477)	$13,413,548	$(203,482)

Total temporarily impaired securities	$1,723,379	$(1,005)	$11,690,169	$(202,477)	$13,413,548	$(203,482)

December 31, 2005:
U. S. Government agencies	$5,973,302	$(120,931)	$4,398,426	$(149,221)	$10,371,728	$(270,152)

Total temporarily impaired securities	$5,973,302	$(120,931)	$4,398,426	$(149,221)	$10,371,728	$(270,152)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. At December 31, 2006, 15 debt securities, in the aggregate, have unrealized losses less than 2% from the Company’s amortized cost basis. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred and industry analysts’ reports. As management has the intent and ability to hold the securities until maturity, or for the foreseeable future and due to the fact that the unrealized losses related primarily to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer, no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2006	2005
Commercial, financial and agricultural	$38,505,895	$39,539,571
Real estate—construction	12,181,967	10,133,472
Real estate—mortgage	171,292,533	156,302,158
Consumer	9,866,973	8,757,568
Other	10,612,970	12,338,308

Total loans	242,460,338	227,071,077
Allowance for loan losses	(3,364,533)	(2,712,745)

Loans, net	$239,095,805	$224,358,332

Changes in the allowance for loan losses for the years ended December 31, 2006 and 2005 are as follows:

	Years Ended December 31,
	2006	2005
Balance, beginning of year	$2,712,746	$2,224,845
Provision for loan losses	720,000	495,000
Loans charged off	(90,813)	(115,717)
Recoveries of loans previously charged off	22,600	108,617

Balance, end of year	$3,364,533	$2,712,745

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended December 31,
	2006	2005
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	197,000	624,000

Total impaired loans	$197,000	$624,000

Valuation allowance related to impaired loans	$19,700	$24,000

Average investment in impaired loans	$380,000	$562,000

Foregone interest	$4,230	$10,434

There was no significant amount of interest income recognized on impaired loans for the years ended December 31, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

Loans on nonaccrual status amounted to approximately $197,000 and $624,000 at December 31, 2006 and 2005, respectively. Loans past due ninety days or more and still accruing interest amounted to $19,308 and $18,494 at December 31, 2006 and 2005, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$10,282,237
Advances	8,094,110
Repayments	(3,414,823)

Balance, end of year	$14,961,524

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31
	2006	2005
Land	$2,079,107	$1,978,356
Buildings	3,542,748	3,618,845
Furniture and equipment	2,426,716	2,160,951
Construction in progress; estimated cost to complete, $175,000	267,832	13,433

	8,316,403	7,771,585
Accumulated depreciation	(2,415,652)	(2,141,490)

	$5,900,751	$5,630,095

Depreciation expense was $360,868 and $319,042 for the years ended December 31, 2006 and 2005, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2006 and 2005 was $37,856,057 and $37,604,335, respectively. The scheduled maturities of time deposits at December 31, 2006 are as follows:

Due within one year	$35,261,800
Due from one to five years	22,727,908
Due from five to ten years	1,301,554
Due after 10 years	253,743

$59,545,005

At December 31, 2006 and 2005, the Company held brokered time deposits in the amount of $19,100,000 and $21,667,000, respectively.

At December 31, 2006 and 2005, overdraft deposit accounts reclassified to loans totaled $131,850 and $231,858, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2006	2005
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 4.80% maturing January 2006.	$—	$1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 5.13% maturing January 2007.	1,000,000	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 3.81% maturing November 2007.	1,000,000	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 5.26% maturing April 2009.	1,000,000	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 4.45% maturing September 2011.	—	1,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 4.70% maturing September 2011.	—	2,000,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 4.08% maturing March 2013.	1,875,000	2,175,000
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 4.36% maturing April 2014.	1,466,667	1,666,667
Federal Home Loan Bank advance with interest payable monthly at a fixed rate of 5.35% maturing September 2011.	1,000,000	—

	$7,341,667	$10,841,667

Prior to the Company’s acquisition of TNBFS (formerly Joseph Parker and Company, the “JPC”), JPC incurred a long-term liability which remained on the books following the acquisition. The liability is unsecured and requires a quarterly payment of principal and interest of $16,250. At December 31, 2005, the outstanding balance on the above indebtedness was $225,596. There was no outstanding balance at December 31, 2006.

Contractual maturities of other borrowings as of December 31, 2006 are as follows:

2007	$2,000,000
2008	—
2009	1,000,000
2010 and beyond	4,341,667

$7,341,667

Advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $69,354,000.

The Company and the Bank have available unused lines of credit with various financial institutions totaling $34,339,065 at December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. JUNIOR SUBORDINATED DEBENTURES

On March 30, 2005, the Company formed a wholly-owned Delaware statutory business trust, Thomasville Capital Trust I (“Trust I”), which issued $4,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Trust I are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Thomasville Capital Trust I to purchase $4,124,000 of junior subordinated debentures of the Company, which carry a floating rate based on three-month LIBOR plus 190 basis points, 7.26% at December 31, 2006. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 190 basis points per annum, 7.26% at December 31, 2006, of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by Trust I and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of Trust I. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures in March 2035, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by Trust I in whole or in part, on or after March 30, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.

NOTE 8. OTHER COMPENSATION AND BENEFIT PLANS

The Company has a profit sharing plan, as well as a savings plan, administered under the provisions of the Internal Revenue Code Section 401(k). During the calendar years 2006 and 2005, the Company contributed $458,000 and $376,000, respectively, to the above plans.

NOTE 9. STOCK-BASED COMPENSATION PLANS

The Company has three stock option plans under which it has granted options to its employees to purchase common stock at the fair market price on the date of grant. The plans provide for “incentive stock options” and “non-qualified stock options”. The incentive stock options are intended to qualify under Section 422 of the Internal Revenue Code for favorable tax treatment. It is the Company’s policy to issue new shares for stock option exercises.

Under the plans, the Board of Directors can grant stock options to employees of the Company to purchase up to 139,200 shares of its common stock. On December 31, 2006, there were no shares available for grant under the plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCK-BASED COMPENSATION PLANS (Continued)

Prior to January 1, 2006, the Company accounted for its stock option plans under the recognition and measurement provision of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB No. 123, Accounting for Stock-Based Compensation. Effective January 1, 2006, the Company adopted FASB No. 123R, Share-Based Payment, utilizing the “modified prospective” method as described in FASB No. 123R. In the “modified prospective” method, compensation cost is recognized for all stock-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with FASB No. 123R, prior period amounts were not restated. FASB No. 123R also requires the tax benefits associated with these stock-based payments to be classified as financing activities in the Consolidated Statements of Cash Flows, rather than as operating cash flows as required under previous regulations.

As a result of adopting FASB No. 123R on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006 decreased by $24,902 compared to accounting for stock-based compensation under APB Opinion No. 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $1.47 and $1.43, respectively, if the Company had not adopted FASB No. 123R, compared to reported basic and diluted earnings per share of $1.46 and $1.42, respectively.

At December 31, 2006, there was approximately $726,600 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 4.9 years.

Other pertinent information related to the options is as follows:

	2006		2005
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of the year	36,464	$12.19	19,200	$8.36
Granted	102,000	23.75	18,000	16.13
Exercised	(400)	10.00	—	—
Forfeited	—	—	(736)	10.00

Under option, end of year	138,064	$20.76	36,464	$12.19

Exercisable at end of year	21,664		18,464

Weighted-average fair value per option of options granted during the year	$6.76		$3.78

Total grant date fair value of options vested during the year	$13,626		$—
Total intrinsic value of options exercised during the year	$5,000		$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCK-BASED COMPENSATION PLANS (Continued)

The following table presents information on stock options outstanding for the periods shown, less estimated forfeitures:

	Years Ended December 31,
	2006	2005
Stock options expected to vest:
Number	138,064	36,464
Weighted average exercise price	$20.76	$12.19
Aggregate intrinsic value	$302,179	$316,508
Weighted average contractual term of options	9.09 years	7.2 years

Stock options vested and currently exercisable:
Number	21,664	18,464
Weighted average exercise price	$9.61	$8.26
Aggregate intrinsic value	$289,999	$232,831
Weighted average contractual term of options	4.88 years	4.07 years

A further summary about options outstanding at December 31, 2006 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Contractual Term in Years	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price
$ 10.00	5,464	3.0	$10.00	5,464	$10.00
7.50	5,800	4.0	7.50	5,800	7.50
7.50	6,800	5.0	7.50	6,800	7.50
13.25	9,000	8.9	13.25	1,800	13.25
19.50	9,000	9.0	19.50	1,800	19.50
23.75	102,000	10.0	23.75	—

	138,064	9.09	20.76	21,664	9.61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCK-BASED COMPENSATION PLANS (Continued)

The fair value of the options granted in 2006 and 2005 was based upon the discounted value of future cash flows of the options using the following assumptions:

	2006	2005
Risk-free interest rate	4.4%	4.10%
Expected life of the options	7.5 years	10 years
Expected dividends (as a percent of the fair value of the stock)	0.69%	1.70%
Expected volatility	15.57%	13.00%

Restricted Stock

In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the “Plan”) for the Company’s and Bank’s directors and officers which grants to each person restricted shares of the Company’s common stock for attending Board/Committee meetings and bonuses. Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of: (a) the retirement of a director from the Company’s Board of Directors or (b) a change in control of the Company. On several occasions, shares of restricted stock have been awarded to executive officers of the Company and its subsidiary. These shares vest only upon the directors’ or officers’ retirement, resignation or upon a change in control. For the years ended December 31, 2006 and 2005, 7,262 and 11,844 shares of restricted stock, respectively, were awarded. At December 31, 2006 and 2005, 92,632 and 100,108 shares of restricted stock, respectively, were outstanding.

NOTE 10. INCOME TAXES

The components of income tax expense are as follows:

	Years Ended December 31,
	2006	2005
Current	$2,494,264	$1,930,120
Deferred	(216,574)	(165,887)
Change in valuation allowance	(427,495)	90,888

	$1,850,195	$1,855,121

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005
Tax provision at statutory federal rate	$2,098,149	$1,837,571
Tax-exempt income	(180,503)	—
State income taxes	180,671	—
Change in valuation allowance	(427,495)	90,888
Stock-based compensation	8,538	—
Other	170,835	(73,338)

Income tax expense	$1,850,195	$1,855,121

The components of deferred income taxes are as follows:

	Years Ended December 31,
	2006	2005
Deferred tax assets:
Loan loss reserves	$1,143,942	$922,334
Deferred compensation	46,852	—
Nonaccrual interest	1,438	—
Securities available for sale	69,184	91,852

	1,261,416	1,014,186

Deferred tax liabilities:
Depreciation	93,508	117,642
Goodwill	333,261	255,803
Valuation allowance	—	427,495

	426,769	800,940

Net deferred tax assets	$834,647	$213,246

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2006	2005
Net income	$4,320,831	$3,549,499

Weighted average number of common shares outstanding	2,950,272	2,939,381
Effect of dilutive options	96,317	111,583

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	3,046,589	3,050,964

NOTE 12. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2006	2005
Commitments to extend credit	$46,386,000	$45,400,000
Financial standby letters of credit	6,584,000	5,695,000

	$52,970,000	$51,095,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

At December 31, 2006 and 2005, the carrying amount of liabilities related to the Company’s obligation to perform under standby letters of credit was insignificant. The Company has not been required to perform on any standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2006 and 2005.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 13. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, construction and development and consumer loans to customers in Thomas and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual obligations is dependent on the local economy.

Seventy-six percent of the Company’s loan portfolio is concentrated in loans secured by real estate primarily in the Company’s market area. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in market conditions in the Company’s market areas. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank’s statutory capital, or approximately $4,417,000.

NOTE 14. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2006, approximately $8,229,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined and of Tier I capital to average assets. Management believes, as of December 31, 2006, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation categorized Thomasville National Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s categories. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total Capital to Risk Weighted Assets:
Thomasville National Bank	$29,240	13.3%	$17,605	8.0%	$22,006	10.0%
Tier I Capital to Risk Weighted Assets:
Thomasville National Bank	$26,482	12.0%	$8,802	4.0%	$13,203	6.0%
Tier I Capital to Average Assets:
Thomasville National Bank	$26,482	9.0%	$11,836	4.0%	$14,795	5.0%

As of December 31, 2005:
Total Capital to Risk Weighted Assets:
Thomasville National Bank	$24,901	12.4%	$15,994	8.0%	$19,992	10.0%
Tier I Capital to Risk Weighted Assets:
Thomasville National Bank	$22,399	11.2%	$7,997	4.0%	$11,996	6.0%
Tier I Capital to Average Assets:
Thomasville National Bank	$22,399	8.2%	$10,902	4.0%	$13,627	5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Other Borrowings: The carrying amount of variable rate borrowings approximates fair value. The fair value of fixed rate other borrowings is estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amount of accrued interest approximates fair value.

Off-Balance-Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance-sheet financial instruments is based on fees charged to enter into such agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest- bearing deposits at other financial institutions and federal funds sold	$31,143,421	$31,143,421	$27,582,270	$27,582,270
Securities	14,970,197	14,970,197	12,301,618	12,301,618
Loans, net	239,095,805	237,250,000	224,358,332	228,331,627
Accrued interest receivable	2,905,420	2,905,420	2,039,420	2,039,420

Financial liabilities:
Deposits	260,704,112	260,367,207	237,877,372	238,444,264
Other borrowings	7,341,667	6,945,313	11,067,263	15,067,263
Junior subordinated debentures	4,124,000	4,124,000	4,000,000	4,000,000
Accrued interest payable	551,731	551,731	306,877	306,877

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2006 and 2005 and statements of income and cash flows of Thomasville Bancshares, Inc. for the periods ended December 31, 2006 and 2005.

CONDENSED BALANCE SHEETS

	2006	2005
Assets
Cash	$36,880	$236,351
Investment in subsidiary	29,844,596	26,139,659
Other investments	290,000	290,000
Other assets	165,971	—

Total assets	$30,337,447	$26,666,010

Liabilities
Junior subordinated debentures	$4,124,000	$4,124,000
Other liabilities	104,028	64,992

	4,228,028	4,188,992

Stockholders’ equity	26,109,419	22,477,018

Total liabilities and stockholders’ equity	$30,337,447	$26,666,010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	2006	2005
Income
Dividends from subsidiary	$886,733	$734,845
Other income	19,475	14,235

	906,208	749,080

Expenses
Interest expense	292,621	198,398
Other	106,755	70,473

Total expenses	399,376	268,871

Income before income tax benefit and equity in undistributed income of subsidiary	506,832	480,209
Income tax benefit	178,174	—

Income before equity in undistributed income of subsidiary	685,006	480,209
Equity in undistributed income of subsidiary	3,635,825	3,069,290

Net income	$4,320,831	$3,549,499

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2006	2005
OPERATING ACTIVITIES
Net income	$4,320,831	$3,549,499
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(3,635,825)	(3,069,290)
Stock-based compensation	24,902	—
Other operating activities	(152,045)	97,011

Net cash provided by operating activities	557,863	577,220

INVESTING ACTIVITIES
Capital injection in subsidiary bank	—	(1,300,000)

Net cash used in investing activities	—	(1,300,000)

FINANCING ACTIVITIES
Dividends paid	(886,733)	(734,845)
Decrease in other borrowings	—	(2,728,840)
Issuance of common stock, net	48,440	53,096
Exercise of stock options	4,000	—
Issuance of restricted stock	76,959	238,472
Proceeds from issuance of junior subordinated debentures	—	4,000,000

Net cash provided by (used in) financing activities	(757,334)	827,883

Net increase (decrease) in cash	(199,471)	105,103
Cash at beginning of period	236,351	131,248

Cash at end of year	$36,880	$236,351